EXHIBIT A
JOINT FILING AGREEMENT

Each of the undersigned hereby consents and agrees to the joint filing of this Schedule 13D/A, including any amendments thereto, relating to the common shares, par value $0.01 per share, of Performance Shipping Inc.

Date: September 29, 2023

MANGO SHIPPING CORP.

	By:	/s/ Aliki Paliou
Name: Aliki Paliou
Title: Authorized Representative

ALIKI PALIOU

By:	/s/ Aliki Paliou